UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for the Towers at Emeryville
On December 8, 2014, KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), entered into a purchase and sale agreement, as amended, to acquire an office property consisting of three office buildings containing an aggregate of 815,018 rentable square feet located on approximately 16.1 acres of land in Emeryville, California (the “Towers at Emeryville”). On November 14, 2014, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with Emeryville Office, L.L.C. (the “Seller”) to purchase the Towers at Emeryville, and on December 8, 2014, the Advisor subsequently assigned this purchase and sale agreement, as amended, to the Buyer. The Seller, an affiliate of LBA Realty LLC and Starwood Capital Group LLC, is not affiliated with the Company or the Advisor.  The contractual purchase price of the Towers at Emeryville is $248.0 million plus closing costs.  The Company intends to fund the purchase of the Towers at Emeryville with proceeds from a mortgage loan from an unaffiliated lender and proceeds from this offering. The Company is currently negotiating the terms of the mortgage loan. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfaction of agreed upon closing conditions.  There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit up to $8.0 million of earnest money.
The three office buildings of the Towers at Emeryville were completed in 1972, 1975 and 1985 and each was renovated in 1998 and 2012. As of December 8, 2014, the Towers at Emeryville were approximately 84% leased to approximately 85 tenants. The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of the Towers at Emeryville is approximately $20.3 million. The current weighted-average remaining lease term for the tenants is approximately 3.4 years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 10, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer